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Exhibit 10.2

CROCS, INC.
2007 EQUITY INCENTIVE PLAN

Non-Statutory Stock Option Agreement

Name of Participant:
Number of Shares Covered:	Grant Date:
Exercise Price Per Share:	Expiration Date:
Exercise Schedule (Cumulative):

This is a Non-Statutory Stock Option Agreement ("Agreement") between Crocs, Inc., a Delaware corporation (the "Company"), and you, the Participant identified above, effective as of the Grant Date specified above.

Recitals*

        A.    The Company maintains the Crocs, Inc. 2007 Equity Incentive Plan (the "Plan"); and

        B.    Pursuant to the Plan, the Compensation Committee of the Board of Directors (the "Committee") administers the Plan, has the authority to determine the awards to be granted under the Plan and, subject to certain limitations contained in the Plan, has the authority to delegate such authority to persons who are not Non-Employee Directors of the Company; and

        C.    The Committee, either acting on its own or through certain of its authorized delegates, has determined that you are eligible to receive an award under the Plan in the form of a Non-Statutory Stock Option (the "Option");

        NOW, THEREFORE, the Company hereby grants this Option to you subject to the following terms and conditions:

Terms and Conditions

1.
Grant. You are granted this Option to purchase the number of Shares specified at the beginning of this Agreement.

2.
Exercise Price. The purchase price to you of each Share subject to this Option shall be the exercise price specified at the beginning of this Agreement, which price shall not be less than the Fair Market Value of a Share as of the Grant Date.

3.
Non-Statutory Stock Option. This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

4.
Exercise Schedule. This Option shall vest and become exercisable in accordance with the schedule specified at the beginning of this Agreement. The exercise schedule is cumulative, meaning that to the extent this Option has not been exercised and has not expired, terminated or been cancelled, it may be exercised with respect to any or all of the Shares as to which this Option has vested and become exercisable.

  The vesting of this Option may be accelerated and it may be exercised in full under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

*
Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future

5.
Expiration. This Option shall expire at 5:00 p.m. Mountain Time on the earliest of:

(a)
The Expiration Date specified at the beginning of this Agreement, which shall not be later than ten years after the Grant Date;

(b)
The last day of the period following the termination of your employment during which this Option can be exercised (as specified in Section 7 of this Agreement);

(c)
The date your employment is terminated through discharge for Cause; or

(d)
The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

  No one may exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6.
Procedure to Exercise Option.

  Notice of Exercise. This Option may be exercised by delivering advance written notice of exercise to the Company at its headquarters in the form attached to this Agreement or in such other form as may be approved by the Company from time to time or by notifying the Company's outside Plan administrator of your intent to exercise and complying with all requirements set forth by such outside Plan administrator. If the person exercising this Option is not you, he/she also must submit appropriate proof of his/her right to exercise this Option.

  Tender of Payment. Upon giving notice of any exercise hereunder, you shall provide for payment of the purchase price of the Shares being purchased and the amount of any tax withholding required in connection with such exercise as provided in Section 15 of the Plan through one or a combination of the following methods:

  (a)
  Cash (including check, bank draft or money order);

  (b)
  To the extent permitted by law, through a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the purchase price of such Shares and the amount of any applicable withholding tax;

  (c)
  By delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares and the amount of any applicable withholding tax (or in lieu of such delivery, by tender through attestation of such Shares in accordance with such procedures as the Committee may permit); or

  (d)
  By authorizing the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of such Shares and the amount of any applicable withholding tax.

  Notwithstanding the foregoing, you shall not be permitted to pay any portion of the purchase price with Shares if the Committee, in its sole discretion, determines that payment in such manner is undesirable.

  Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payments provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased (net of the number of Shares sold or withheld, if any, to pay the exercise price and withholding tax). The Company may alternatively satisfy this obligation to deliver Shares by a book entry made in the records of the Company's transfer agent or by electronically transferring such Shares to an account designated by the person exercising the Option. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares unless issuance and delivery complies with all applicable legal requirements, including compliance with applicable state and federal securities laws.

7.
Employment Requirement. This Option may be exercised only while you remain employed with the Company or an Affiliate thereof, and only if you have been continuously so employed since the date of this Agreement; provided that:

(a)
This Option may be exercised for a period of one year after the date your employment ends if your employment ends because of death, Disability or Retirement, but only to the extent it was exercisable immediately prior to the end of your employment.

(b)
If your employment terminates after a declaration made pursuant to Section 8 of this Agreement and Section 18 of the Plan in connection with a Fundamental Change, this Option may be exercised at any time during the period permitted by such declaration.

(c)
If your employment is terminated by the Company for Cause, this Option shall expire, and all rights to purchase Shares hereunder shall terminate immediately upon such termination.

(d)
If your employment terminates for any reason other than as provided above, this Option may be exercised at any time within three months after the time of such termination of employment, but only to the extent that it was exercisable immediately prior to such termination of employment.

  Notwithstanding any provision of this Agreement, this Option may not be exercised after it has expired as provided in Section 5 of this Agreement.

8.
Acceleration of Option. If a Fundamental Change shall occur, then the Committee may, but shall not be obligated to, take the actions described in Section 18 of the Plan.

9.
Limitation on Transfer. This Option may be assigned or transferred only as permitted by and in accordance with Section 6(c) of the Plan, including the transfer of this Option to a Transferee so long as you do not receive any consideration for the transfer.

10.
Market Standoff Agreement. If requested by the Company and an underwriter of Shares (or other securities) of the Company, you agree not to sell or otherwise transfer or dispose of any Shares (or other securities) of the Company held by you during the period requested by the managing underwriter following the effective date of a registration statement of the Company filed under the Securities Act of 1933, provided that all officers and directors of the Company are required to enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of such period.

11.
No Stockholder Rights Before Exercise. No person shall have any of the rights of a stockholder of the Company with respect to any Share subject to this Option until the Share actually is issued to him/her upon exercise of this Option.

12.
Adjustments for Changes in Capitalization. This Option shall be subject to adjustments for changes in the Company's capitalization as provided in Section 17 of the Plan.

13.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan shall be binding and conclusive upon the Company and you. This Agreement is subject to and shall be construed in accordance with the terms of the Plan. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14.
Discontinuance of Employment. This Agreement shall not give you a right to continued employment with the Company or any Affiliate of the Company, and the Company or any such Affiliate employing you may terminate your employment and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

15.
Tax Withholding. Delivery of Shares upon exercise of this Option shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon exercise of this Option, you shall be required to pay to the Company, in accordance with the provisions of Section 15 of the Plan and Section 6 of this Agreement, an amount equal to the amount of any required tax withholdings.

16.
Option Subject to Plan, Certificate of Incorporation, and Bylaws. You acknowledge that this Option and the exercise thereof is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the Bylaws, as amended from time to time, of the Company, and any applicable federal or state laws, rules, or regulations.

17.
Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18.
Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors, and assigns.

19.
Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

        IN WITNESS WHEREOF, you and the Company have executed this Agreement effective as of the    day of                        , 200  .

PARTICIPANT
[name]
CROCS, INC.
By:
Name:
Title:

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  Exhibit 10.2
CROCS, INC. 2007 EQUITY INCENTIVE PLAN
Non-Statutory Stock Option Agreement